Exhibit 10.1

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks (***). A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

MMT SUPPLY AGREEMENT

THIS AGREEMENT entered into as of the 28th day of February, 1994, by and between Ethyl Corporation, with offices located at 330 South Fourth Street, Richmond, Virginia 23219 (hereafter “Ethyl”), and Albemarle Corporation, with offices at 451 Florida Boulevard. Baton Rouge, Louisiana 70801 (hereafter “Albemarle”).

WITNESSETH:

WHEREAS, Albemarle owns a fuel additives production facility located at Albemarle’s Orangeburg, South Carolina Plant which has the capability of providing MMT (as defined in section 1.04 of this Agreement); and

WHEREAS, Ethyl has licensed certain technology to Albemarle related to the manufacture of MMT fuel additive products; and

WHEREAS, Ethyl desires to purchase from Albemarle all of the requirements of Ethyl and its affiliates of MMT fuel additive products and Albemarle, subject to the terms of this Agreement, is willing to supply such requirements of MMT to Ethyl.

NOW, THEREFORE, for due and satisfactory consideration, the parties agree as follows:

ARTICLE 1 – DEFINITION.

1.01 “Claims” (and individually a “Claim”) shall mean any and all costs, claims, damages (including punitive damages), suits, losses, deficiencies, assessments, administrative orders, fines, penalties, causes of action, proceedings, judgments (including interest), liabilities, obligations, costs of investigations and cost of litigation, including reasonable attorneys’ and consultants’ fees.

1.02 “Closing Date” shall mean the Distribution Date as defined in the Reorganization and Distribution Agreement.

1.03 “Coordinator” is the person designated by Ethyl in accordance with Article 5.

1.04 “MMT” shall mean fuel additive products containing methylcyclopentadienyl manganese tricarbonyl meeting the finished product specifications set forth on Exhibit.

1.05 “MMT Facility” shall mean that part of manufacturing facilities relating to the manufacture of MMT fuel additives located at Albemarle’s Orangeburg Plant.

1.06 “Orangeburg Plant” shall mean that real property, the improvements thereon and the business associated therewith that Albemarle owns and operates and identifies as its “Orangeburg Plant” as of the Closing Date.

ARTICLE 2 – MMT REQUIREMENTS.

2.01 During the term of this Agreement Ethyl agrees to purchase from Albemarle and Albemarle agrees to supply to Ethyl and its affiliates Ethyl’s and its affiliates’ requirements of MMT up to [ *** ]. In no event shall Albemarle be required to supply more than [ *** ] pounds ([ *** ] lbs.) in any month of MMT unless Albemarle gives its consent to supply such larger quantity. In the event the capacity of the MMT Facility is increased, Albemarle agrees to supply Ethyl in any month a maximum of [ *** ]. If during the term of this Agreement Ethyl elects to construct its own plant to manufacture MMT, the quantity of MMT required to be purchased by Ethyl and supplied by Albemarle pursuant to this Agreement shall be reduced by the quantity of MMT produced by Ethyl at its manufacturing plant for that year.

2.02 It is understood that Albemarle’s relationship with Ethyl under this Agreement shall at all times be that of an independent contractor selling product to Ethyl and that Ethyl’s relationship with Albemarle under this Agreement shall at all times be that of an independent contractor purchasing product from Albemarle. Neither Ethyl nor Albemarle shall have any authority or power to act as the agent of the other for any purpose and shall not on behalf of the other enter into any contract, undertaking or agreement of any kind, or make any promise, warranty or representations with respect to products or to any other matter. Albemarle shall have complete control over the manner and methods of manufacturing and supplying MMT under this Agreement. It is further understood that Albemarle is solely responsible for the employment, control and conduct of its employees, who shall be Albemarle’s employees and not employees or agents of Ethyl.

ARTICLE 3 – TERM OF THE AGREEMENT.

3.01 The term of this Agreement shall begin on the Closing Date and shall continue for a period of ten (10) years. Ethyl shall have the option to extend this Agreement for an additional ten (10) year term by giving Albemarle three (3) years advance written notice prior to expiration of this Agreement. Ethyl shall have the option to terminate this Agreement for any reason at any time by giving Albemarle one hundred eighty (180) days advance written notice of termination.

3.02 Upon notification by Ethyl of termination of this Agreement as provided in Section 3.01, Ethyl shall be permitted, without obstruction from Albemarle, to offer employment to certain of the persons holding the job descriptions set forth on Exhibit as provided in that exhibit. Further, Albemarle agrees upon Ethyl’s request to provide training services to Ethyl employees during the interim period prior to termination and for a period up to sixty (60) days thereafter in the operation and maintenance of the MMT Plant as well as production methods and techniques in producing MMT. Albemarle’s cost of providing such training services shall be a Reimbursable Cost under Article 12 of this Agreement.

ARTICLE 4 – ETHYL OBLIGATIONS: UPON EXPIRATION OR TERMINATION.

Upon expiration or termination of this Agreement, Ethyl shall remove all of Ethyl’s inventories of Raw Materials and MMT ordered by Ethyl from Albemarle’s Orangeburg Plant.

ARTICLE 5 – ETHYL COORDINATOR.

5.01 Ethyl will assign one of its employees to act as its coordinator in the operation of the MMT Facility (the “Coordinator”). The Ethyl Coordinator or his designee shall provide to Albemarle through Albemarle’s Orangeburg Plant manager and/or operations manager input concerning Ethyl’s Raw Material and finished goods inventory levels and advice and suggestions concerning cost reduction and other plant improvement programs, product quality, shipment instructions, deliveries, loading and unloading, procedures and such other areas of interest that may be reasonably desired by Ethyl.

5.02 The Ethyl Coordinator or his designee shall be kept advised by Albemarle’s operations manager and/or the Orangeburg Plant manager as to all significant matters that relate to the operation of the MMT Facility while producing MMT to be supplied to Ethyl including, without limitation, daily operating logs and reports, control information (including statistical process control and statistical quality control data), environmental reporting requirements, any extraordinary maintenance or other requirements, inventory data, staffing plans and such other information as the Coordinator may reasonably request.

5.03 Albemarle’s operations manager and the Orangeburg Plant manager will give due consideration to suggestions made by the Coordinator or his designee with respect to the operation of the MMT Facility, provided, however, that Albemarle shall not be obligated to follow any suggestion of the Coordinator which Albemarle reasonably believes would create or increase a material health or safety risk or threat to the environment or which would violate applicable laws or regulations or cause a material increase in Albemarle’s cost of operating the MMT Facility which is not reimbursed by Ethyl.

5.04 From time to time, the Coordinator or his designee and Albemarle’s Orangeburg plant manager or Albemarle’s operations manager shall meet to review Albemarle’s operation of the MMT Facility hereunder in order to insure that the interests of the parties are being served to the extent practicable.

5.05 In addition to the input, suggestions and advice given by the Coordinator or his designee hereunder, as may be necessary to maintain smooth coordination, it is expected that communications between other designated parties representing Ethyl and Albemarle will be arranged to consider any matter of concern either party wishes to have reviewed.

5.06 Ethyl and Albemarle shall each consult, cooperate and work with the other to produce MMT supplied to Ethyl under the terms of this Agreement in a cost-efficient and effective manner while complying with applicable laws and regulations.

ARTICLE 6 –ACCESS.

The Coordinator shall have access to the Orangeburg, Plant facilities to the extent necessary to utilize his office at the Orangeburg Plant as provided in the Orangeburg Operating Agreement and the Antioxidant Supply Agreement to perform his functions under this Agreement as well. The Coordinator shall not have any right to access to any part of the Orangeburg Plant facilities other than the MMT Facility and those other facilities to which the Ethyl Coordinator has been granted access under the provisions of the Orangeburg Operating Agreement, the Blending Services Agreement and the Antioxidant Supply Agreement and those additional areas where his job requires his presence, which areas include without limitation, the loading docks, storage areas, associated pipelines, quality control laboratory, blending and drumming facilities, without the prior consent of the Orangeburg Plant manager.

ARTICLE 7 – RAW MATERIALS.

7.01 Except for specific raw materials which will be purchased by Ethyl which are listed on Exhibit C attached hereto, all raw materials, chemicals and other materials used to produce MMT (“Raw Materials”) will be provided by Albemarle in such quantities as will enable Albemarle to sustain a production rate of MMT to meet Ethyl’s requirements. All Raw Materials, whether purchased by Ethyl or Albemarle, shall meet Ethyls Raw Materials specifications in effect prior to the Closing Date as modified by mutual agreement. Should Ethyl decide to purchase Raw Materials not included on Exhibit C. Ethyl shall provide Albemarle not less than ninety (90) days prior written notice of its intention to purchase such Raw Materials, and such Raw Materials shall be added to Exhibit C and will thereafter be purchased by Ethyl. Once Ethyl has elected to add a Raw Material to Exhibit C, Ethyl may not thereafter remove a Raw Material from Exhibit C (and require Albemarle to supply the Raw Material) without Albemarle’s prior written consent. If in electing to add a Raw Material to Exhibit C, Albemarle is required to cancel or terminate any contract for the supply of such Raw Materials, Albemarle shall notify Ethyl within said ninety (90) day period and Ethyl shall reimburse Albemarle for such costs directly resulting from such cancellation or termination, provided, however, that unless Ethyl has previously agreed to Albemarle entering into such contract, Ethyl’s liability for cancellation or termination costs will be limited to those cancellation and termination costs which would be applicable if the contract in question was no longer than one (1) year in duration and requires the purchase of no more than [ *** ] ([ *** ]%) percent of Ethyl’s annual requirements for such Raw Materials. For purposes of this Agreement, all contracts for Raw Materials in effect on the Closing Date, have been agreed to by Ethyl for the term of the contracts without renewals or extensions. All remaining inventory of Raw Materials dedicated to the performance of this Agreement purchased by Albemarle prior to the effective date of Ethyl’s decision to purchase Raw Materials shall be used by Albemarle to make MMT for Ethyl and the cost of these Raw Materials shall be a Reimbursable Cost until such inventory is depleted. Should Albemarle at any time desire to purchase from Ethyl certain of the Raw Materials listed on Exhibit C (as may be amended) for its own use, it will provide Ethyl no less than ninety (90) days written notice of its intent to purchase such Raw Materials. Ethyl agrees, subject to the terms of its supply contracts for such Raw Materials and product availability in excess of Ethyl’s requirements, to sell such Raw Materials to Albemarle under its standard terms and conditions of sale. The price for such Raw Materials shall be Ethyl’s cost. Should Albemarle terminate purchasing of such Raw Materials from Ethyl, Ethyl shall have no further obligation to supply such materials during the term of this Agreement. Should Ethyl terminate this Agreement pursuant to Section 3.01, Ethyl’s obligation to supply Raw Materials to Albemarle shall also terminate. Promptly after notice of Ethyl’s termination is received by Albemarle, the parties will enter good faith negotiations to evaluate alternatives to provide Albemarle with a source of the Raw Materials previously purchased from Ethyl. In administering the above Raw Material purchase provisions, Albemarle and Ethyl shall at all time use their good faith reasonable efforts, consistent with applicable law, to minimize the effect of Raw Materials purchases and changes therein on both Albemarle and Ethyl and to minimize Raw Material purchase cost to both Albemarle and Ethyl.

7.02 Albemarle will maintain proper inventory level records of each Raw Material used to manufacture MMT as well as the production of MMT and update such records on a monthly basis and correct the inventories each quarter by actual physical count.

7.03 If the parties disagree on recorded or reported Raw Material or MMT inventories, the parties shall use their reasonable efforts to resolve promptly any such disagreement.

Corrections to the accounting records required by such resolution shall be made in the following month so as not to delay monthly closings.

ARTICLE 8 – MANUFACTURE OF MMT.

8.01 Under the terms of this Agreement, Albemarle shall produce MMT meeting specifications in effect on the Closing Date or mutually agreed upon as provided below through good faith negotiations. Such specifications shall be incorporated into Exhibit A attached hereto. Albemarle shall use its reasonable efforts to operate processes that are statistically under control with a CPK of 1.3 or higher on mutually agreed variables. A variability reduction plan will be prepared annually by Albemarle to bring out of control processes under control. Albemarle shall use reasonable good faith efforts to operate the MMT Facility while producing MMT for sale to Ethyl in conformance with ISO 9002 approval status.

8.02 The specifications for Raw Materials and MMT manufactured at the MMT Facility may be revised by Ethyl from time to time subject to concurrence by Albemarle, which concurrence shall not be unreasonably withheld. Denial of consent by Albemarle shall be only for the reason(s) set forth in (a) through (d) in Section 8.04 below.

8.03 (a) The finished MMT shall become the property of Ethyl upon the loading of the MMT at the Orangeburg Plant on the transportation equipment of the carrier delivering the MMT to Ethyl or Ethyl’s customer. Except as otherwise agreed by the parties, all risk of loss of MMT, Raw Materials and packaging containers while under Albemarle’s control shall remain with Albemarle (regardless of who holds title to said items) until delivered to the carrier as provided above. Albemarle shall bear the full responsibility of disposing of all wastes generated from the MMT Facility.

(b) Albemarle shall deliver MMT into transportation equipment for shipment to Ethyl or its customers. Ethyl shall arrange for the availability of rail cars and designate truck carriers to transport additives. Albemarle shall arrange for required trucking services from Ethyl designated truck carriers. Albemarle shall load at Ethyl’s request MMT into designated rail cars, tank trucks, portable equipment, ISO containers, intermediate bulk containers, drums or other mutually agreed upon containers and provide such other ancillary services to ship MMT such as palletizing, containerizing, unitized shipping, documentation, container inspection, etc.

(c) Albemarle agrees to furnish Ethyl with a monthly inventory statement of MMT supplied to Ethyl pursuant to this Agreement indicating the inventory at the start of the month, quantity of MMT produced during the month, quantity of MMT shipped during the month, and inventory at the close of the month, as well as a monthly report of corrective actions taken as a result of Ethyl complaints, and such other information as may be reasonably requested by Ethyl’s Coordinator. Agreement with the inventory statement by the Coordinator shall be evidenced by his written approval on a copy of the statement. Failure to reject the statement and notify Albemarle of a discrepancy within thirty (30) days shall constitute approval. If a disagreement arises between the parties on the inventory statement, the parties shall use their reasonable efforts to resolve the disagreement promptly.

(d) Albemarle agrees to consider implementation of process or product improvements requested by Ethyl, including, but not limited to, Ethyl’s quality improvement programs.

8.04 If Ethyl desires to purchase a new methylcyclopentadienyl manganese tricarbonyl product (“New MMT Product”) from Albemarle, it shall so notify Albemarle as far in advance of proposed manufacture as practicable but not less than sixty (60) days prior to the date Ethyl wishes to begin such manufacture, and Albemarle shall have the first opportunity and right of first refusal to produce such New MMT Product pursuant to the procedure set forth below. For purposes of this Agreement, a New MMT Product is one that is substantially different in composition and/or formulation from any MMT Product described in Exhibit A. Albemarle shall have the right to refuse to manufacture such New MMT Product as provided below by giving Ethyl written notice of disapproval no later than thirty (30) days after the date Ethyl notified Albemarle of its desire to purchase such New MMT Product, provided, however, that if written notice of refusal is not received by Ethyl within such thirty (30) day period, Albemarle’s approval shall be deemed as having been given. Albemarle shall have the right to refuse only: a) if such manufacture would cause Albemarle to use wastewater treatment services in excess of those services used to manufacture MMT at the design capacity of the MMT Plant and add a substantial burden to Albemarle’s wastewater treatment plant; or b) if such manufacture would cause a substantial adverse effect on Albemarle’s other Orangeburg Plant operations or facilities; or c) if such manufacture of such New MMT Product would present an unreasonable health, safety or environmental hazard or violate applicable laws or regulations; or d) if Albemarle, in its reasonable judgment, is unable to manufacture the New MMT Product in a skillful manner and Ethyl cannot supply the training or instruction to satisfy Albemarle training needs. Notwithstanding anything to the contrary, however, such New MMT Product will not be supplied pursuant to the terms of this Agreement and the pricing and other terms for the supply of such New MMT Product shall be negotiated in good faith by the parties. If the parties cannot agree on pricing and/or other terms for the supply of such New MMT Product, Ethyl shall be permitted to have the New MMT Product manufactured by a third party without further obligations under this Agreement with respect to that New MMT Product provided the price and terms of the purchase from a third party are not equal to or less favorable to Ethyl than those offered by Albemarle. Notwithstanding any provision above to the contrary, Ethyl may manufacture MMT or a New MMT Product at its own manufacturing facilities as provided in Section 2.01 without obligation to Albemarle under this Agreement.

8.05 If Albemarle desires to manufacture or sell a New MMT Product (as defined in Section 8.04) for use or consumption into Fuel Additive Products or Lubricant Additive Products (as defined in the MMT License Agreement), it shall so notify Ethyl (subject to any confidentiality obligations which may be imposed on Albemarle) as far in advance of proposed manufacture as practicable but not less than sixty (60) days prior to the date Albemarle wishes to begin such manufacture. Ethyl shall have the first opportunity to purchase such New MMT Product from Albemarle for use or sale in Fuel Additive Products and Lubricant Additive Products, provided, however, such New MMT Product will not be supplied pursuant to the terms of this Agreement and the pricing and other terms for the supply of such New MMT Product shall be negotiated in good faith by the parties and Ethyl shall not be obligated to purchase such New MMT Product from Albemarle. Ethyl shall retain, however, the right to receive most favored nations pricing on such New MMT Product for similar quantities for use or sale in Fuel Additive Products and Lubricant Additive Products in the geographical area where such New MMT Product is sold. New MMT Products offered by Albemarle to Ethyl pursuant to this Section 8.05 shall not be considered New MMT Products for purposes of Section 8.04.

ARTICLE 9 – PRODUCTION ESTIMATES AND ORDERS.

No later than fourteen (14) days before the first day of each calendar quarter, Ethyl will submit to Albemarle a forecast of its requirements for MMT for the next two calendar quarters. This estimate is for planning purposes only and does not constitute an order to manufacture. Ethyl shall place product orders for MMT with Albemarle on a mutually agreed upon schedule providing sufficient time for Albemarle to manufacture and deliver the MMT order as required by Ethyl. For purposes of this Agreement, lead times for placing orders and for production of

MMT shall be the same as those existing prior to the Closing Date or such other times as are mutually agreed upon.

ARTICLE 10 – TRADEMARK LICENSE.

Ethyl extends to Albemarle the right to apply Ethyl’s or any of its subsidiaries’ trademarks to drums and other shipping receptacles used for MMT produced for Ethyl under this Agreement and for that purpose solely.

ARTICLE 11 – BUDGETS.

11.01 During the term of this Agreement, Albemarle shall prepare for informational purposes a proposed capital budget for the MMT Facility in order to perform its obligations under this Agreement for each calendar year or portion thereof this Agreement is in effect and submit the same to Ethyl at least ninety (90) days prior to the start of the period to which it applies.

11.02 During the term of this Agreement, Albemarle shall prepare, on the basis of Ethyl’s forecasted sales, a proposed operating budget including planned maintenance and turn-arounds for the MMT Facility for each calendar year or portion thereof during the term of this Agreement and submit same to Ethyl at least ninety (90) days prior to the start of the period to which it applies.

ARTICLE 12 – REIMBURSABLE COSTS.

12.01 Except as otherwise provided herein, Ethyl shall reimburse Albemarle monthly for all of the actual costs and expenses incurred by Albemarle, including supplying the labor, equipment, Raw Materials, fuel and utilities, required to operate the MMT Facility to supply MMT for Ethyl as required under this Agreement (“Reimbursable Costs”); however, such costs and expenses shall not include costs and expenses for which Albemarle is responsible pursuant to this Agreement, or MMT Related Claims. Depreciation or amortization expense on (i) capital expenditures for facilities owned by Ethyl or (ii) capital expenditures which were reimbursed by Ethyl to Albemarle or (iii) facilities in place at the MMT Facility as of the Closing Date shall not be considered a Reimbursable Cost under this Agreement. The method of calculating Reimbursable Costs shall be the accounting policies, procedures and cost-allocation practices used by Ethyl for the Orangeburg Plant for the 1993 calendar year (“Plant Cost System”). The references to labor, equipment, Raw Materials, fuel and utilities above shall not be construed to limit the application of the Plant Cost System, but is for illustrative purposes only. Albemarle shall promptly notify Ethyl of any and all updates, revisions and/or interpretations of said policies, procedures and cost-allocation practices if such a change will cause a material adverse change in the computation of costs reimbursable by Ethyl to Albemarle under this Agreement. Any such change in computation of costs reimbursable by Ethyl to Albemarle shall require the consent of Ethyl prior to implementation. The parties agree to negotiate in good faith changes in the method of computing costs reimbursable by Ethyl where it is demonstrated that substantial inequities will result in using the Plant Cost System.

12.02 Ethyl shall not be responsible to reimburse Albemarle, for costs of manufacture, rework or disposal of product prior to shipment to Ethyl or its customers which fails to meet Ethyl’s product specifications set forth in Exhibit A, as amended, which is in excess of the percentage of the total off-specification MMT produced at the Orangeburg Plant in relation to the total MMT meeting specifications produced at the Orangeburg Plant for the calendar years 1992 and 1993. It is agreed between the parties that Albemarle shall have no responsibility for MMT returned or rejected by customers for failure to meet Ethyl specifications if the product sample retained by Albemarle, when tested in accordance with mutually agreed upon test procedures, establishes the product met the MMT specifications set forth in Exhibit A, as amended, when loaded for delivery to Ethyl or its customers.

12.03 As soon as possible after the close of each calendar month, Albemarle shall submit to the Coordinator its invoice for the Reimbursable Costs incurred by it during the prior month plus the Operating Fees set forth in Article 13. Such invoice shall be due and payable without discount twenty (20) days after the date the invoice is received by Ethyl’s finance department at the following address:

Original Invoice to:

Ethyl Corporation

330 South Fourth Street

Richmond, VA 23219

Attn: Accounts Payable

Copy to:

Ethyl’s Coordinator

12.04 Albemarle shall maintain for a period of five (5) years from the date of preparation good and sufficient records in accordance with generally accepted accounting principles consistently applied to support the costs and expenses invoiced hereunder and such other records as Ethyl may reasonably request. All records relating to the equipment, Raw Material, labor, fuel and utilities, including all inventory balances relating to the MMT Facility maintained by Albemarle and all accounting, policies, procedures and cost-allocation practices employed by Albemarle shall be available for audit by Ethyl’s representative during normal hours of business, provided that not more than two (2) such audits shall be held during any calendar year. In the event an audit determines that an overcharge or undercharge has occurred, Albemarle or Ethyl, as the case may be, shall promptly credit the amount of such overcharge or undercharge to the proper party’s account. If the audit reveals an overcharge in excess of three percent (3%) for the period being audited (which shall in no event be less than one (1) calendar quarter) Albemarle shall in addition to any credit required above reimburse Ethyl for its audit costs.

12.05 In the event there is a disagreement between the parties on any item or items included in an invoice of which Ethyl has informed Albemarle in writing within thirty (30) days from receipt of invoice, or as revealed in an audit report as provided for in Section 12-04, Ethyl shall promptly pay the portion of the invoice not in dispute and the parties shall meet and in good faith use their reasonable efforts to resolve the disagreement as promptly as possible and prior to the issuance of the next invoice. If Ethyl and Albemarle cannot resolve their disagreement within sixty (60) days from date of receipt of invoice or audit report said matter shall be referred to a mutually agreeable national accounting firm (“Dispute Arbitrator”) for resolution. The decision of the Dispute Arbitrator shall be binding on both parties. The fees and costs of the Dispute Arbitrator shall be allocated to the parties as determined by the Dispute Arbitrator.

ARTICLE 13 – OPERATING FEE.

In addition to the Reimbursable Costs to be paid by Ethyl under Article 13, Ethyl shall lay to Albemarle during the term of this Agreement a monthly Operating Fee of [ *** ] percent ([ *** ]%) of all Reimbursable Costs excluding the cost of all Raw Materials used to produce MMT whether or not directly purchased by Ethyl and capital expenditures reimbursed to Albemarle by Ethyl pursuant to the Agreement.

ARTICLE 14 – ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

14.01 It is understood and agreed that Albemarle and not Ethyl is solely responsible for the operation of the MMT Facility, and Albemarle will not look to Ethyl for indemnification or reimbursement for liabilities or fines and the costs or expenses associated with defending such matters relating to health, safety or environmental concerns arising out of such operation by

Albemarle. In performing its obligations under this Agreement, Albemarle will comply with applicable governmental, health, safety and environmental laws, regulations, permits, orders and decrees, relating to the operation of the MMT Facility and the disposal of any and all waste products.

14.02 Albemarle will continue in effect, or obtain, or cause to be obtained and maintained, all governmental licenses and permits necessary for the operation of the MMT Facility to supply MMT as required by this Agreement and to monitor compliance with applicable local, state or federal regulations as required, and to maintain such records as may be required thereunder and to fulfill all, reporting requirements thereunder.

14.03 If during the term of this Agreement the MMT Facility becomes in violation of any laws or regulations, including any environmental laws, regulations, ordinances, permits, orders or decrees, and as a result Albemarle is required under law to cease or suspend the operation of the MMT Facility, Albemarle shall have the right to so cease or suspend such operation without liability until the violation or noncompliance is corrected or until it is legally permitted to continue such operations provided such violation was not due to the gross negligence or intentional misconduct of Albemarle. Ethyl shall have no obligation under Article 12 and 13 of this Agreement to compensate Albemarle during this period that Albemarle is unable to meet Ethyl’s requirements. Should Albemarle’s operations be only partially curtailed, Ethyl shall continue to purchase MMT that can be produced. However, if Ethyl’s requirements not be met by Albemarle, Ethyl shall be free to purchase MMT elsewhere until production is restored.

14.04 Albemarle agrees to keep Ethyl informed of any discussions or negotiations with any governmental body which is likely to materially affect the MMT Facility. Additionally,

Ethyl reserves the right to conduct, join or participate in any legal proceedings, administrative, civil or criminal directly pertaining to the operation of the MMT Facility.

14.05 Albemarle, shall be responsible for fines and penalties attributable to the operation by Albemarle of the MMT Facility (including attorney’s fees and consulting fees to defend against such Claims) and such costs shall not be reimbursed by Ethyl under this Agreement.

ARTICLE 15 – LIABILITY.

With respect to MMT, a party’s liability to the other party for Claims alleged against said party for damaged or defective MMT, failure to produce MMT, loss of MMT or off specification MMT shall be limited to damages arising directly from contractual breach, breach of warranty, strict liability or tortious conduct (including negligence) of the other, but subject to the following limitations:

(i) Each individual claim filed with the other party must exceed $[ *** ], unless the total amount of damages for all Claims, whether or not filed with the other party, exceeds $[ *** ] in a contract year (such contract year(s) beginning on the Closing Date (and each anniversary thereafter)), in which event the $[ *** ] threshold for filing a claim will no longer be applicable.

(ii) In no event shall the obligation of either party to the other party relating to Claims under this subsection (b) not reimbursed by insurance proceeds exceed [ *** ] Dollars ($[ *** ]) in any contract year.

(iii) Neither party shall be liable to the other for lost profits and/or consequential damages resulting from such Claims.

It is understood and agreed that Ethyl and not Albemarle is responsible for the introduction of MMT sold to Ethyl into the stream of commerce, and Ethyl accepts responsibility for claims by third parties to the extent such claims are not due to the MMT not meeting specification.

The above limitations do not apply to intentional breaches of contract, reckless disregard of contract, reckless disregard of a party’s obligation as a prudent operator or intentional tortious conduct.

ARTICLE 16 – SECRECY.

16.01 Except as otherwise provided in the MMT License Agreement between Ethyl and Albemarle, Albemarle agrees to hold in confidence for a period of ten (10) years from the date of disclosure or five (5) years from termination or expiration of this Agreement, whichever is later, all information relating to Ethyl’s operations, including but not limited to all processes, formulas and other information and data, equipment, methods of operation, Raw Materials, sales and marketing information and products of which it had knowledge prior to the Closing Date or which it becomes aware as a result of the activities of its employees, agents and representatives at the MMT Facility or Albemarle’s Orangeburg Plant, and Albemarle further agrees that it will not use for any reason or disclose to others any or all of such information except to the extent necessary to perform its obligations under this Agreement, and then only after receiving the written permission of Ethyl’s Coordinator and under agreements to hold such information secret and confidential at least to the same extent that Albemarle is bound under this Agreement.

16.02 The provisions of Section 16.01 shall not apply to any information that either before or after the time of its disclosure to Albemarle is or becomes public knowledge through no fault of Albemarle; or that Albemarle receives after the Closing Date from a third party who owes no obligation of confidence with respect thereto to Ethyl.

16.03 Except as otherwise provided in the MMT License Agreement between Ethyl and Albemarle Ethyl agrees to hold in confidence for a period often (10) years from the date of disclosure or five (5) years from date of termination of this Agreement, whichever is later, and not use for any reason or disclose to others all information relating to Albemarle’s operations at Orangeburg Plant, including the equipment, methods of operation, processes, raw materials, sales and marketing information and products of which it had knowledge prior to the Closing Date or which it becomes aware as a result of the activities of its employees, agents and representatives at Albemarle’s Orangeburg Plant.

16.04 The provision of Section 16.03 shall not apply to any information that either before or after the time of its disclosure to Ethyl is or becomes public knowledge through no fault of Ethyl, or that Ethyl receives from a third party who owes no obligation of confidence with respect thereto to Albemarle.

ARTICLE 17 – FORCE MAJEURE.

Neither Albemarle nor Ethyl shall be liable for any failure or delay in its performance hereunder when such failure or delay is caused, directly or indirectly, by fires; floods; storms; earthquakes; tidal waves; accidents; explosion; sabotage; strikes or other labor disturbances (regardless of the reasonableness of the demands of labor); national emergencies; civil commotions; riots; invasions; wars; military operations; acts; restraints, requisitions, regulations, prorations, orders of government, or any officer, department, agency authority, instrumentality or committee thereof; shortages of labor, fuel, power or Raw Materials-plant breakdowns; inability to obtain supplies, or failures of normal sources of supplies; inability to obtain or delays of transportation facilities; any act of God-or any cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of Albemarle or Ethyl, as the case may be. If any of the events in this Article 17 shall have occurred, the party affected shall promptly notify the other party in writing of the occurrence of such event and the extent and potential duration of such interruption. Nothing herein shall be construed to require Albemarle or Ethyl to submit to any demand of labor or labor unions which it considers unreasonable. The cause of the failure or delay shall be remedied to the extent reasonably possible without undue delay, and performance shall be resumed at the earliest practical time after cessation of such interruption. Ethyl shall have no responsibility to Albemarle under Article 12 and 13 of this Agreement to the extent and for the period of any event of force majeure invoked by Albemarle.

ARTICLE 18 – TRANSFERS AND ASSIGNABILITY.

18.01 This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The rights and obligations of the parties under this Agreement may not be assigned or delegated except as set forth in this Article 18. It is agreed that either party may assign its rights and/or delegate its obligations under this Agreement to an affiliate of the assigning party, provided that the assigning party shall not be released from its obligations hereunder. It is further agreed that rights and/or obligations under this Agreement may be assigned: (i) by Ethyl or Albemarle to another party in connection with its merger into or sale of substantially all of its assets to such other party; or (ii) by Ethyl to another party in connection with the sale or other disposition of substantially all of the business or assets relating to MMT; or (iii) by Albemarle to another party in connection with the sale or other disposition of substantially all of Albemarle’s Orangeburg Plant, provided such other party expressly agrees in writing to assume the obligations set forth herein, and neither Ethyl nor Albemarle, as the case may be, shall thereby be released therefrom.

18.02 If during, the term of this Agreement, there is a change in control of either party or this Agreement is transferred or assigned to another party, the party undergoing the change of control or initiating an assignment or transfer shall promptly notify in writing the other party of such anticipated change of control or assignment or transfer, which notice shall be prior to such event, if possible. Upon such notice, the other parry may require further written contractual assurances in addition to this Agreement that the operation of the MMT Facility and the supply of MMT to Ethyl or the purchase of MMT from Albemarle shall continue without interruption for the term of this Agreement. In the case of assignment or transfer, failure to provide such written contractual assurances shall permit the party so affected to withhold its consent to any such transfer or assignment. In the case of change of control, failure to provide such contractual assurances within sixty (60) days from the date of change of control shall constitute a breach of this Agreement.

18.03 No provision of this Agreement may be amended, modified or waived except by written agreement duly executed by an authorized officer of each of the parties.

ARTICLE 19 – PATENT AND TRADEMARK INFRINGEMENT.

19.01 Ethyl agrees to indemnify, defend and hold Albemarle harmless from any Claim that the use or sale by Ethyl of MMT infringes the patent rights of third parties. Ethyl’s obligation is subject to the following conditions:

(a) Albemarle promptly notifies Ethyl of any such Claim after receipt thereof-

(b) Albemarle permits Ethyl to assume sole and complete control of the matter including the defenses, compromise or settlement of such a Claim-

(c) The Claim of infringement did not result from the failure of the allegedly infringing MMT to meet the specifications as required by this Agreement;

(d) Albemarle fully cooperates with Ethyl in resolving the Claim.

19.02 Albemarle agrees to indemnify, defend and hold Ethyl harmless from any Claim that the manufacture by Albemarle of MMT sold to Ethyl infringes the patent rights of third parties. Albemarle’s obligation is subject to the following conditions:

(a) Ethyl promptly notifies Albemarle of any such Claim after receipt thereof;

(b) Ethyl permits Albemarle to assume sole and complete control of the matter including the defenses, compromise or settlement of such a Claim-

(c) Ethyl fully cooperates with Albemarle in resolving the Claim.

19.03 Ethyl agrees to indemnify, defend and hold Albemarle harmless from any claim that Albemarle’s use of any Ethyl trademark, service mark or copyright in the performance of its obligations under this Agreement infringes the rights of a third party. Ethyl’s obligation is subject to the following conditions:

(a) Albemarle promptly notifies Ethyl of any such Claim after receipt thereof-

(b) Albemarle permits Ethyl to assume sole and complete control of the matter, including the defense, compromise or settlement of such a claim-

(c) Albemarle fully cooperates with Ethyl in resolving the Claim.

ARTICLE 20 – DISPUTE RESOLUTION.

Any dispute arising hereunder, except for those described in Article 12 hereof, shall be settled and determined by arbitration under the then-current Commercial Arbitration rules of the American Arbitration Association, by a panel of three (3) arbitrators, with such arbitration to be held in Richmond, Virginia. The costs and expenses of the arbitration shall be shared as determined by the arbitration panel. The decision and award of the panel shall be final and binding and the award so rendered may be entered in any court having jurisdiction thereof.

ARTICLE 21 – MISCELLANEOUS.

21.01 No other terms or conditions, other than those stated herein, and no agreement or understanding (including purchase orders and order acknowledgments of the parties) in any way modifying the terms and conditions herein stated, shall be binding upon either party unless mutually agreed upon in writing and executed by an authorized officer of both parties. To the extent the Reorganization Agreement and this Agreement conflict, this Agreement shall prevail.

21.02 In the event any provision of this Agreement is declared unenforceable by a recognized court of law, then this Agreement with respect to the rights and remedies accrued under the remaining enforceable provisions shall survive any such declaration; provided that this Agreement continues to express the intent of the parties. In the event the intent of the parties cannot be preserved, the parties shall use their reasonable efforts to negotiate new terms for the purchase and sale of MMT. If agreement cannot be reached, the parties will submit the issue to binding arbitration as provided in Article 20.

21.03 Any failure of either party at any time or from time to time to enforce or require the strict keeping and performance by the other party of all or any of the terms and conditions of this Agreement shall not constitute a waiver by that party of a breach of any such terms or conditions in any way, or the right of that party at any time to avail itself of any remedies it may have against the other party for any such breach or breaches of such terms or conditions.

ARTICLE 22 – NOTICES.

22.01 Any notice provided for herein to be given in writing shall be by facsimile with confirmation of receipt, or delivery by a recognized commercial carrier or by certified mail addressed to the respective parties at their addresses set forth below or at such other address or addresses as such parties may from time to time designate in written notice to the other:

Ethyl:	Ethyl Corporation
330 South Fourth Street
Richmond, VA 23219

	Attention:	Director – Manufacturing
	Facsimile:	(804)788-6405

with a copy to:

Ethyl Corporation
330 South Fourth Street
Richmond, VA 23219

	Attention:	Law Department
	Facsimile:	(804) 788-5406

Albemarle Corporation:	Albemarle Corporation
451 Florida Boulevard
Baton Rouge, LA 70801

	Attention:	Vice President – Manufacturing
	Facsimile:	(504)388-7686

with a copy to:
Albemarle Corporation
451 Florida Boulevard
Baton Rouge, LA 70801

	Attention:	Law Department
	Facsimile:	(504) 388-7942

22.02 The date of service of a notice if given by certified mail shall be the fifth (5th) day after the day the certified letter is deposited, postage prepaid, properly addressed, return receipt requested, in a United States Post Officer if by facsimile, on the date transmitted; and if by commercial courier, on the date delivered.

ARTICLE 23 – APPLICABLE LAW.

This Agreement shall be construed and enforced under the laws of the Commonwealth of Virginia excluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ALBEMARLE CORPORATION ETHYL CORPORATION

By:	/s/ E. Whitehead Elmore	By:	/S/ C.B. Walker

Title:	Senior Vice President	Title:	Executive Vice President

Date:	2/28/94	Date:	2/28/94